Exhibit 23.4

Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-3 our report, dated March 14, 2001, relating to the statements of income, shareholders’ equity, and cash flows of Walton Bank & Trust Company for the year ended December 31, 2000, prior to the restatement for the 2001 pooling of interests with Main Street Banks, Inc., included in the Annual Report on Form 10-K of Main Street Banks, Inc.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

December 17, 2003